Sprott Funds Trust 485BPOS

Exhibit (p)(4)

SPROTT GLOBAL RESOURCE INVESTMENTS LTD.

CODE OF ETHICS

Last Updated:

February 22, 2020

SPROTT GLOBAL RESOURCE INVESTMENTS LTD.

CODE OF ETHICS

Contents

SECTION 1. GENERAL PRINCIPALS	3
1.1 Basic Principles	3
1.2 Duties of Confidentiality	3
SECTION 2. DEFINITIONS	4
SECTION 3. UNLAWFUL ACTS	5
SECTION 4. STANDARDS OF CONDUCT AND COMPLIANCE WITH LAWS	6
SECTION 5. PROTECTION OF MATERIAL NONPUBLIC INFORMATION	6
SECTION 6. PERSONAL SECURITIES TRADING	6
SECTION 7. PRE-CLEARANCE REQUIREMENTS	6
7.1 New Issues/Initial Public Offerings	6
7.2 Private Placements	6
SECTION 8. TRANSACTION REPORTING	6
8.1 New Employees	6
8.2 Quarterly Reports	6
8.3 Annual Reports	7
8.4 Review of Reports	7
SECTION 9. EXEMPTIONS FROM REPORTING	7
9.1 Control	7
9.2 Broker Trade Confirmations	7
9.3 Automatic Investment Plan	8
SECTION 10. REPORTING VIOLATIONS	8
SECTION 11. BOARD REPORTING	8
SECTION 12. RECORDKEEPING REQUIREMENTS	8
SECTION 13. ONGOING AMENDMENTS	9
ACKNOWLEDGMENT OF RECEIPT AND COMPLIANCE WITH THE CODE	10

SPROTT GLOBAL RESOURCE INVESTMENTS LTD.
CODE OF ETHICS

SECTION 1.     GENERAL PRINCIPALS

Sprott Global Resource Investments Ltd. (“Sprott Global” or the “Company”) maintains a policy of compliance with the standards of ethical business conduct and the provisions of applicable securities laws, including rules and regulations promulgated by the U.S. Securities and Exchange Commission. This Code of Ethics (the “Code”) is designed to ensure compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and applies to the Company and its Access Persons with respect to the Company’s role as a principal underwriter for registered investment companies (a “Fund”).

As an Access Person, you have the responsibility at all times to place the interests of Clients first, to not take advantage of Client transactions, and to avoid, minimize, and/or mitigate actual or potential conflicts, or the appearance of conflicts, with the interests of Clients and other business partners. You also have a responsibility to act ethically, legally, and in the best interests of Sprott Global and its Clients at all times. This Code of Ethics sets forth rules regarding these obligations. You are expected to not only follow the specific rules, but also the spirit of the Code of Ethics.

The CCO will identify and maintain a list of Access Persons with respect to this Code, and will inform those Access Persons of their reporting obligations under this Code.

1.1 Basic Principles

This Code is based on a few basic principles that should pervade all investment related activities of all Access Persons, personal as well as professional:

1.	The interests of Clients come before the Company's or any Access Person’s interests;

2.	Each Access Person’s professional activities and personal investment activities must be consistent with this Code and avoid or minimize any actual or potential conflict between the interests of Clients and those of the Company or the Access Person; and

3.	Those activities must be conducted in a way that avoids any abuse of an Access Person's position of trust with and responsibility to the Company and its Clients, including taking inappropriate advantage of that position.

The Access Person should understand that any and all activities of the Access Person during the term of his or her employment by the Company shall in all respects comply with applicable federal and state securities laws, and other laws, rules and regulations, as well as any applicable laws of foreign jurisdictions.

1.2 Duties of Confidentiality

All information relating to Client portfolios and activities and to proposed recommendations is strictly confidential. Consideration of a particular purchase or sale for a Client account may not be disclosed, except to authorized persons or as approved by the CEO or CCO.

The identity of each client and their personal information is to be confidential and not disclosed without written authorization from the client.

SECTION 2.     DEFINITIONS

“Access Person” Any director, officer or general partner of the Company who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Securities by the Fund for which the Company acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Securities.

“Beneficial Ownership” The concept of "beneficial ownership" of securities is broad. It includes not only securities a person owns directly, and not only securities owned by others specifically for his or her benefit, but also (i) securities held by his or her spouse, minor children and relatives who live full time in his or her home, and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the employee obtains benefits substantially equivalent to ownership.

“Client Accounts” are all accounts for which the Company acts as principal underwriter.

“Client” is any person or entity for which the Company acts as principal underwriter.

“Code” refers to this Code of Ethics.

“Company” or “Sprott Global” refers to Sprott Global Resource Investments Ltd.

“Covered Accounts” Covered Accounts consist of:

A.	Securities accounts of which the Access Person is a beneficial owner.

B.	Each securities account registered in an Access Person's name and each account or transaction in which an Access Person has any direct or indirect "beneficial ownership interest" (other than accounts of investment limited partnerships or other investment funds not specifically identified by the CCO as "Covered Accounts").

“CCO” is the Chief Compliance Officer for the Company.

“CEO” is the Chief Executive Officer of the Company.

“Employee” refers to each employee, supervised persons, officers and directors associated with or employed by the Company.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(a)(2) or section 4(a)(5) or pursuant to rule 504, or rule 506 under the Securities Act of 1933.

“Private Placement” is a sale of an issue of securities by the issuing company directly to a limited number of investors within SEC rules. A Private Placement is also a Private Placement in Public Equity in which restricted shares are issued and not allowed to be traded for a specific period dependent on regulatory timelines.

“SEC” refers to the United States Securities and Exchange Commission.

“Securities” means notes, stocks, treasury stocks, bonds, debentures, evidences of indebtedness, certificates of interest or participation in any profit sharing agreement, collateral trust certificates, pre-organization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, certificates of deposit for a security, fractional undivided interests in oil, gas, or other mineral rights, puts, calls, straddles, options, or privileges on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or puts, calls, straddles, options, or privileges entered into on a national securities exchange relating to foreign currency, or, in general, any interests or instruments commonly known as "securities," or any certificates of interest or participation in, temporary or interim certificates for, receipts for, guarantees of, or warrants or rights to subscribe to or purchase any of the foregoing, or any other securities subsequently defined as such by the SEC, but do not include shares issued by open-end investment companies registered under the Investment Company Act of 1940, direct obligations of the government of the United States, bankers acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements.

“Supervised Person” refers to any partner, officer, director, Access Person (or other person occupying a similar status or performing similar functions), or employee of a principal underwriter, who provides underwriting services on behalf of the underwriter and is subject to the supervision of the underwriter.

SECTION 3.      UNLAWFUL ACTS

It is unlawful for any principal underwriter of a Fund, or affiliated person of a principal underwriter of a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security held or to be acquired by the Fund:

(1) To employ any device, scheme or artifice to defraud the Fund;

(2) To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(3) To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

(4) To engage in any manipulative practice with respect to the Fund.

The purpose of this Code is to provide procedures reasonably designed to prevent Access Persons from engaging in prohibited conduct as described above.

SECTION 4.     STANDARDS OF CONDUCT AND COMPLIANCE WITH LAWS

Access Persons of the Company must comply with the Company’s Written Supervisory Procedures, which dictate the Standards of Conduct and Prohibited Activities of Company personnel. The Standards of Conduct and Prohibited Activities outlined in the Written Supervisory Procedures of the Company are incorporated by reference into this Code.

SECTION 5.     PROTECTION OF MATERIAL NONPUBLIC INFORMATION

The Company has adopted policies and procedures related to insider trading and protection of material non-public information, which are located in the Company’s Written Supervisory Procedures. These policies and procedures are incorporated by reference into this Code.

SECTION 6.     PERSONAL SECURITIES TRADING

The Company has adopted policies and procedures related to personal securities trading, which are located in the Company’s Written Supervisory Procedures. These policies and procedures are incorporated by reference into this Code.

SECTION 7.     PRE-CLEARANCE REQUIREMENTS

7.1	New Issues/Initial Public Offerings

No Access Person may purchase new publicly offered issues of any securities or any securities that are part of Limited Offering for any Covered Account in the public offering of those securities without the prior written consent of the CCO.

7.2	Private Placements

No Access Person may purchase a private security or a Private Placement without the prior written consent of the CCO.

SECTION 8.      TRANSACTION REPORTING

8.1	New Employees

Each Access Person must, at the onset of employment and immediately following subsequent events involving the acquisition of securities (marriage, inheritance, etc.), disclose to the CCO the identities, amounts, and locations of all securities he/she owns.

8.2	Quarterly Reports

No later than 30 days after the end of a calendar quarter, each Access Person must provide the following information to the CCO with respect to any transaction in any Security during the quarter in any Covered Accounts:

(1) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved;

(2) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3) The price of the Security at which the transaction was effected;

(4) The name of the broker, dealer or bank with or through which the transaction was effected; and

(5) The date that the report is submitted by the Access Person.

No later than 30 days after the end of a calendar quarter, each Access Person must provide the following information to the CCO with respect to any new Covered Account established by the Access Person:

(1) The name of the broker, dealer or bank with whom the Access Person established the account;

(2) The date the account was established; and

(3) The date that the report is submitted by the Access Person.

8.3	Annual Reports

On an annual basis, each Access Person will be required to confirm the location of all Covered Accounts. Duplicate statements and trade confirmations must be provided to the CCO from the account custodian or the Access Person, either in paper form or electronically through the Company’s personal trade system, Schwab Compliance Technologies.

8.4	Review of Reports

The CCO will verify, on a periodic basis, that each Access Person has submitted the required transaction reports as described in this Section 8, or that the Access Person is exempted from submitting transaction reports under the circumstances described in Section 9 of the Code. The CCO will review each transaction report submitted to ensure that it is complete.

SECTION 9.       EXEMPTIONS FROM REPORTING

9.1	Control

A person need not make any reports under Section 8 of this Code of Ethics with respect to transactions effected for, and Securities held in, any account over which the person has no direct or indirect influence or control.

9.2	Broker Trade Confirmations

An Access Person need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements received by the Sprott Global with respect to the Access Person in the time period required by Rule 17j-1 under the 1940 Act if all of the information required to be contained in a quarterly transaction report is contained in the broker trade confirmations or account statements, or in the records of the principal underwriter.

9.3	Automatic Investment Plan

An Access Person need not make a quarterly transaction report with respect to transactions effected pursuant to an Automatic Investment Plan.

SECTION 10.     REPORTING VIOLATIONS

Violations of this Code of Ethics will be reported to the CCO who will inform the CEO. The type of violation, duration, severity, intention and any repeat matters will be taken into account. Discipline, up to and including termination, will be decided by a committee of the senior management of the firm.

The firm expects prompt internal reporting of any violations of the Code made to the CCO or the CEO. Retaliation for reporting violations will not be tolerated and should an Access Person have concerns, they may make an anonymous report to either officer.

Alternatively, Supervised Persons may contact the Securities and Exchange Commission staff directly at the Office of the Whistleblower at (202) 551-4790 or www.sec.gov/whistleblower about possible securities law violations.

SECTION 11.      BOARD REPORTING

No less frequently than annually, the Company must provide the Fund’s Board with a written report describing the following:

(1) Any issues arising under the Code or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

(2) A certification that the Company, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

SECTION 12.      RECORDKEEPING REQUIREMENTS

Sprott Global will maintain the following documents related to this Code at its principal place of business, in an easily accessible location:

(1) A copy of each code of ethics for the Company that is in effect, or at any time within the past five years was in effect;

(2) A record of any violation of the code of ethics, and of any action taken as a result of the violation, for at least five years after the end of the fiscal year in which the violation occurs;

(3) A copy of each report made by an Access Person as required by this Code, including any information provided in lieu of the reports for at least five years after the end of the fiscal year in which the report is made or the information is provided;

(4) A record of all persons, currently or within the past five years, who are or were required to make transaction reports, or who are or were responsible for reviewing these reports; and

(5) A copy of each report required by Section 11 of this Code must be maintained for at least five years after the end of the fiscal year in which it is made.

SECTION 13.     ONGOING AMENDMENTS

This Code is a corporate statement of policy, the contents of which may be modified, substituted, or altered at any time by the Company. All amendments to this Code must be approved by the management of the Company. This Code is not intended to create a contract of employment or to alter the employment relationship that exists between Employees and the Company.

SPROTT GLOBAL RESOURCE INVESTMENTS LTD.
CODE OF ETHICS

ACKNOWLEDGMENT OF RECEIPT AND COMPLIANCE WITH THE CODE

I hereby certify that I have had the opportunity to read and review the Code of Ethics of Sprott Global Resource Investments Ltd. I understand that a violation of any provision of the Code of Ethics is grounds for discipline up to, and including, termination of my position with the Company. I also understand that if I discover a violation of any provision of the Code of Ethics, it is my duty to notify the CCO or CEO of the violation.

I hereby affirm my understanding and adherence to the policies and guidelines set forth in the Company’s Code of Ethics.

Signature:
Print Name:
Date: